                       NOTE FOR STOCK EXCHANGE AGREEMENT
                       ---------------------------------

     This Exchange Agreement is made as of this 19th day of November, 1997 by and among The Eastwind Group, Inc., a Delaware corporation ("Eastwind") and The D.A.R. Group, a New York corporation ("DAR").

     WHEREAS, Eastwind is the holder and payee of the following obligations from
DAR: (i) a Note of which DAR is the maker dated April 16, 1997 in a principal amount of $530,000; (ii) the obligation of DAR to pay $40,000 to Eastwind at the date of the delivery of the April 16, 1997 Note, which amount was not paid; and
(iii) a Note of which DAR is the maker dated May 15, 1997 in a principal amount of $42,000. Such notes and obligations, totaling a principal amount of $612,000, are intended to be exchanged hereunder.

     WHEREAS, contemporaneously with the delivery of this Exchange Agreement, DAR has exercised additional common stock purchase warrants of Eastwind for a total of 200,000 shares of Eastwind common stock at an exercise price of $2.50 per share, by the payment in cash of $350,000 and by an open obligation of DAR to Eastwind of $150,000, which obligation together with the notes and obligations already outstanding and referenced above, total $762,000 in principal amount, and are all to be exchanged hereunder (hereafter referred to collectively as the "DAR Obligations").

     WHEREAS, DAR currently owns, among other shares, 125,000 shares of the common stock of Jet Aviation Trading, Inc., a Florida corporation ("Jet Aviation"), which stock is currently restricted stock, and which stock is to be exchanged hereunder for the DAR Obligations (hereafter referred to as the "Jet Aviation Shares").

     WHEREAS, Jet Aviation is currently in the process of registering a number of shares of its common stock, including the Jet Aviation Shares, in an initial public offering with the Securities and Exchange Commission ("SEC") pursuant to a Registration Statement on Form SB-2 (the "Registration Statement").

     NOW, THEREFORE, the parties hereto agree as follows:

          1.   Exchange of DAR Obligations for Jet Aviation Shares.
               ---------------------------------------------------

               1.1 Eastwind wishes to exchange the DAR Obligations for the Jet Aviation Shares and DAR wishes to exchange the Jet Aviation Shares for the DAR Obligations.

               1.2 The exchange of the DAR Obligations for the Jet Aviation Shares shall occur at a Closing held at Eastwind as soon as reasonably practicable following the date of execution and delivery of this Exchange Agreement by the parties, but in no event later than January 31, 1998. It shall be a condition to Closing for the benefit of Eastwind that DAR shall have delivered all of the Jet Aviation Shares in exchange for the DAR Obligations, including the other instruments and documents set forth herein. It shall be a condition to Closing for the benefit of DAR that the DAR Obligations shall be canceled as of the Closing resulting in no further obligations thereunder by DAR for principal or interest, except only as otherwise provided in this Exchange Agreement.

          2.   Representations and Warranties of Eastwind.
               ------------------------------------------

               2.1 Eastwind is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into and perform this Exchange Agreement. All corporate action on the part of Eastwind, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Exchange Agreement, the performance of its obligations hereunder and the authorization for the delivery of the DAR Obligations in exchange for the Jet Aviation Shares has been taken prior to the execution and delivery of this Exchange Agreement. This Exchange Agreement and any other instruments or agreements to be entered into in connection with the transactions described herein constitute the valid and legally binding obligations of Eastwind, enforceable in accordance with their terms except (i) as enforceability may limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as enforceability may be limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

               2.3 No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of Eastwind is required in connection with the consummation of the transactions contemplated by this Exchange Agreement.

               2.4 Eastwind owns title to the DAR Obligations free and clear of all liens, charges and encumbrances.

          3.   Representations and Warranties of DAR.
               -------------------------------------

               3.1 DAR is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to enter into and perform this Exchange Agreement. All corporate action on the part of DAR, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Exchange Agreement, the performance of its obligations hereunder and the authorization for the delivery of the Jet Aviation Shares and of the Default Note in exchange for the DAR Obligations has been taken prior to the execution and delivery of this Exchange Agreement. This Exchange Agreement and any other instruments or agreements to be entered into in connection with the transactions described herein constitute the valid and legally binding obligations of DAR, enforceable in accordance with their terms except (i) as enforceability may limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as enforceability may be limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

               3.2 No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of DAR is required in connection with the consummation of the transactions contemplated by this Exchange Agreement.

               3.3 DAR owns title to the Jet Aviation Shares free and clear of all liens, charges and encumbrances, and has full power and right to transfer the Jet Aviation Shares to Eastwind hereunder, the fact that such Jet Aviation Shares are restricted securities to the contrary notwithstanding.

               3.4 DAR has delivered the most recently available draft of the Registration Statement to Eastwind together with a status report on the progress of the filing, and DAR has no knowledge of any facts or circumstances which would render any of the statements made in such Registration Statement to be untrue nor is it aware of any material omission to such Registration Statement.

               3.5 To the best knowledge of DAR, the Jet Aviation Shares, when delivered to Eastwind in accordance with the terms hereof and in exchange for the DAR Obligations, will be duly and validly issued, fully paid and non-assessable shares and will be transferred to Eastwind in compliance with all applicable federal and state securities laws. Prior to such delivery to Eastwind, and to the best knowledge of DAR, the Jet Aviation Shares were all duly and validly authorized and issued, fully paid and non-assessable shares and were issued to DAR in compliance with all applicable federal and state securities laws.

               3.6 There are no pending or threatened suits, claims or legal proceedings to which DAR is or has been threatened to be made a party and which could adversely affect the consummation of the transactions contemplated by this Exchange Agreement.

               3.7 DAR has fully provided Eastwind with all information which Eastwind has reasonably requested in order to determine whether or not to accept the Jet Aviation Shares in exchange for the DAR Obligations, including, without limitation, a copy of Jet Aviation's most recent draft Registration Statement relating to the Jet Aviation Shares as filed with the SEC. Neither this Exchange Agreement nor any other information, statements or certificates provided, made or delivered in connection herewith or in connection with Eastwind's due diligence investigation conducted hereunder, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

          4.   Jet Aviation Shares.
               -------------------

               4.1 Eastwind understands that the Jet Aviation Shares are presently characterized as "restricted securities" under the federal securities laws in that they were acquired by DAR from Jet Aviation in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may only be resold and transferred without registration under the federal securities laws in certain limited circumstances. It is further understood that the certificates evidencing the Jet Aviation Shares will bear a restrictive legend in that regard.

               4.2 DAR agrees to provide at the Closing evidence acceptable to Eastwind and its counsel, either in the form of an appropriate opinion letter of counsel or by other acceptable evidence from Jet Aviation's securities transfer agent ("Transfer Agent") that the transfer and assignment of the Jet Aviation Shares from DAR to Eastwind has been properly made in accordance with all applicable federal and state securities laws and that when the certificates for the Jet Aviation Shares are presented by Eastwind to the Transfer Agent in order to have replacement certificates issued to register the Jet Aviation Shares in the name of Eastwind, even if such securities remain "restricted securities" and even if such securities bear restrictive legends, that the Transfer Agent will issue such certificates and Eastwind will become the unrestricted owner of all right, title and interest in and to the Jet Aviation Shares, free and clear of all liens, restrictions, encumbrances, adverse rights or other obligations (other than applicable federal and state securities laws) impairing the ability of Eastwind to transfer the Jet Aviation Shares free and clear of any such encumbrances to any third party.

               4.3 DAR shall further provide evidence acceptable to Eastwind and its counsel that Jet Aviation is currently pursuing a registration of the Jet Aviation Shares pursuant to the Registration Statement, and shall either deliver a registration agreement substantially in the form attached hereto as Exhibit A from Jet Aviation agreeing to register the Jet Aviation Shares held by Eastwind or shall provide evidence of a comparable registration agreement already in effect as between Jet Aviation and DAR relating to the Jet Aviation Shares and appropriate proof of a valid assignment of such registration agreement, with the written consent of Jet Aviation to such assignment, in favor of Eastwind.

               4.4 DAR shall further provide evidence acceptable to Eastwind and its counsel, in a form similar to that provided under Section 4.2, that whether or not the Jet Aviation Shares become registered under the Securities Act of 1933, as amended, Eastwind will be permitted to offer and transfer the Jet Aviation Shares back to DAR, and in the event of its default, to the DAR Principals, pursuant to Section 5 hereof, in such a manner that such transfers shall not violate applicable federal and state securities laws and in such a fashion that clear title to such shares may be transferred to DAR or the DAR Principals, as the case may be.

          5.   Put Option with respect to the Jet Aviation Shares.
               --------------------------------------------------

               5.1 Following the date that the Registration Statement is declared effective by the SEC, or following April 30, 1998 if the Registration Statement has not been declared effective by such date (the first to occur referred to herein as the "Option Date"), Eastwind may, but shall not be required to, require DAR to repurchase all or any portion of the Jet Aviation Shares (the "Option") at a price per share equal to the greater of (a) the fair market value per share (as determined on any market upon which the same class of securities as the Jet Aviation Shares then trade, or in the absence of such an established market at the median between the bid and asked price per share, less a discount of $2.00 per share, on the date of the repurchase notice, or (b) $6.00 per share, by delivering written notice to DAR at any time within ninety
(90) days following the Option Date, which notice shall indicate the number of shares of the Jet Aviation Shares which Eastwind is requiring DAR to repurchase (the "Notice"). Promptly following receipt of such Notice by DAR from Eastwind, and in no event later than fifteen (15) business days following receipt of such Notice, DAR will be required to repurchase that number of Jet Aviation Shares offered in such Notice by delivery to Eastwind of a certified or cashier's check, or by wire transfer of funds, in the full amount of the aggregate purchase price thereof.

               5.2 If within the fifteen (15) business day period set forth above in paragraph 5.1 DAR has not paid to Eastwind the full amount of the repurchase price for the Jet Aviation Shares required to be repurchased by it then DAR shall be in default of this Exchange Agreement within the meaning of
Section 6.1.

          6.   Default Provisions.
               ------------------

               6.1 If for any reason the full repurchase price for the Jet Aviation Shares as determined pursuant to paragraph 5.1 above has not been paid within the fifteen (15) day period by DAR, then DAR shall be in complete default under this Agreement. If the repurchase price for some, but not all, of the Jet Aviation Shares tendered for repurchase by Eastwind pursuant to 5.1 above, has been paid, but a portion has not, then DAR shall be in partial default of this Agreement in an amount of the full repurchase price determined under Section 5.1 less the amount of such partial repurchase price paid to Eastwind by DAR.

               6.2 It shall also be an event of default under this Agreement by DAR if (i) DAR is liquidated and dissolved, or (ii) DAR becomes insolvent, applies for the appointment of a receiver, files a petition under any provision of the federal bankruptcy law or such a petition is filed against it, or makes an assignment for the benefit of creditors.

               6.3  In the event that the repurchase proceeds determined under
Section 5.1 have not been paid in full, then all remaining Jet Aviation Shares tendered for repurchase by Eastwind pursuant to Section 5.1 which have not been fully paid for may be retained by Eastwind as security for offset against amounts owed to it by DAR as a consequence of its default hereunder.

               6.4 Upon the happening of an event of default under this Section 6, Eastwind shall be entitled to immediately confess judgment against DAR, and DAR hereby authorizes and empowers upon an event of its default any attorney or attorneys or the prothonotary or clerk of any court of record in the Commonwealth of Pennsylvania or any other state to appear for and confess judgment against DAR for such sums as shall have become due under this Agreement, including the full amount required to be paid by it pursuant to
Section 5.1 hereof if the Option has been exercised by Eastwind, in either case with or without declaration, with costs of suit, without stay of execution and with the greater of 5% of such sums or $35,000 added as a reasonable attorneys fee for collection. DAR hereby waives the right of inquisition on any real estate levied on, voluntarily condemns the same, authorizes the said prothonotary or clerk to enter upon the writ of execution said voluntary condemnation and agrees that said real estate may be sold on a writ of execution; and also waives and releases all relief from any and all appraisement, stay or exemption law of any state now in force or hereinafter enacted. DAR also hereby waives its right to object to and releases all procedural errors in such proceedings. If a copy of this Agreement, verified by affidavit of Eastwind or someone on its behalf, shall have been filed in such action, it shall not be necessary to file the original agreement as a warrant of attorney. Such authority and power to appear for and enter judgment against DAR shall not be exhausted by any exercise thereof, and judgment may be confessed as aforesaid from time to time as often as there is occasion therefor.

          7.   Indemnification.
               ---------------

               7.1 None of the representations and warranties of Eastwind or DAR contained in this Exchange Agreement are intended to be extinguished or otherwise terminated by reason of the Closing of the transactions hereunder, but are expected to survive such Closing for all relevant statutes of limitation periods. Whenever any representation has been made by either party hereunder and is limited by reference to the term "knowledge" or any similar term, such shall include those facts and circumstances known, or which should have been known after reasonable investigation, by the officers of such party.

               7.2 Each of the parties hereto agrees to indemnify the other and each officer, director, stockholder, employee and affiliate of the other (the "Indemnified Parties") for, and hold each Indemnified Party harmless from and against: (a) any and all damages, losses and other liabilities of any kind, including, without limitation, judgments and costs of settlement, and (b) any and all out-of-pocket costs and expenses of any kind, including without limitation, reasonable fees and disbursements of one counsel for such Indemnified Parties (selected by Eastwind or DAR, as the case may be) (all of which expenses shall be periodically reimbursed as incurred), in each case suffered or incurred in connection with (A) any investigative, administrative or judicial proceeding or claim (collectively, a "Claim") brought or threatened relating to or arising out of this Exchange Agreement or the transactions contemplated hereby or

(B) any inaccuracy or alleged inaccuracy in any representation or warranty of the indemnifying party ("Indemnitor") made or incorporated by reference in this Exchange Agreement or by breach or alleged breach by Indemnitor of any covenant or agreement made or incorporated by reference in this Exchange Agreement; provided, however, that, without limiting any other remedy such Indemnified Party may have, such Indemnified Party shall have no right to be indemnified or held harmless under clause (A) of this section for its own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction and provided further that with respect to a Claim referred to in clause (A) above, (i) Indemnitor shall be entitled to control the defense of such Claim with counsel reasonably acceptable to the Indemnified Parties (and to pay the fees and expenses of counsel), unless counsel for either Indemnitor or an Indemnified Party shall determine that a conflict of interest would occur as a result of such joint defense, provided that with respect to any Claims in which the Indemnified Parties are named, the Indemnified Parties shall be entitled to participate in the defense thereof and shall be required to consent to any settlement (such consent not to be unreasonably withheld), (ii) Indemnitor shall not be required to pay any amounts incurred in settlement of any Claim unless it has consented to such settlement (such consent not to be unreasonably withheld) and (iii) the Indemnified party shall give Indemnitor notice of such Claim provided that the failure to give such notice shall not relieve Indemnitor of its obligation to indemnify hereunder except to the extent Indemnitor is actually prejudiced thereby. The Indemnified Parties shall provide Indemnitor with reasonable cooperation in the event of any Claim referred to in clause (A) above.

          8.   Miscellaneous.
               -------------

               8.1  Successors and Assigns.
                    ----------------------

                    Neither party may, without the prior written consent of the other, assign its rights under this Exchange Agreement, in whole or in part, and the terms and conditions of this Exchange Agreement shall enure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Exchange Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Exchange Agreement, except as otherwise expressly provided in this Exchange Agreement.

               8.2  Titles and Subtitles.
                    --------------------

                    The titles and subtitles used in this Exchange Agreement are used for convenience only and are not to be considered in construing or interpreting this Exchange Agreement.

               8.3  Notices.
                    -------

                    Unless otherwise provided, any notice required or permitted under this Exchange Agreement shall be given in writing and shall be deemed effectively given upon receipt by the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified:

                    If to Eastwind, at the following address:

                    The Eastwind Group, Inc.
                    100 Four Falls Corporate Center
                    Suite 305
                    West Conshohocken, PA  19428
                    Attention: Paul A DeJuliis, CEO

                    If to DAR, at the following address:

                    The D.A.R. Group
                    43rd Floor - 30 Broad Street
                    New York, NY  10004
                    Attention: ______________________

               8.4  Amendments and Waivers.
                    ----------------------

                    Any term of this Exchange Agreement may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties hereto.

               8.5  Severability.
                    ------------

                    If one or more provisions of this Exchange Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Exchange Agreement and the balance of the Exchange Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

               8.6  Governing Law.
                    -------------

                    This Exchange Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to the body of law controlling conflicts of law.

               8.7  Counterparts.
                    ------------

                    This Exchange Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed this Exchange Agreement as of the date first above written.

                                    THE EASTWIND GROUP, INC.


                                    By: ________________________________


                                    THE D.A.R. GROUP


                                    By: ________________________________